INDEPENDENT AUDITORS' REPORT


Board of Directors
Alabama Metal Industries Corporation

We have audited the accompanying consolidated balance sheets of Alabama Metal Industries Corporation and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP


Birmingham, Alabama
April 13, 2005

ALABAMA METAL INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003




ASSETS                                                                     2004                2003
Current assets:
  Cash and cash equivalents                                         $    2,520,031      $    1,535,383
  Accounts receivable, less allowance for doubtful accounts
    of $207,447 and $523,328 in 2004 and 2003, respectively             30,461,894          22,948,653
  Income taxes receivable                                                5,741,445
  Inventories                                                           29,734,740          25,326,074
  Prepaid expenses and other assets                                        557,320             376,436
  Deferred income taxes                                                  1,167,247             527,989
  Assets held for sale                                                     246,073           1,161,488
                                                                    ______________      ______________
           Total current assets                                         70,428,750          51,876,023
Property and equipment - net                                            43,272,737          42,644,249
Goodwill                                                                 7,022,400           7,022,400
Other assets                                                             3,096,843           3,101,368
                                                                    ______________      ______________
Total                                                               $  123,820,730      $  104,644,040
                                                                    ______________      ______________
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable - revolver                                               4,827,086          10,919,181
  Current portion of long-term debt                                     11,517,198           2,305,870
  Income taxes payable                                                                       1,150,418
  Accounts payable                                                      16,099,908          13,293,632
  Accrued expenses                                                      10,208,876           7,262,501
                                                                    ______________      ______________
           Total current liabilities                                    42,653,068          34,931,602
Deferred income taxes                                                    6,062,821           4,412,435
Long-term debt                                                          26,899,657          40,089,976
Other liabilities                                                        1,488,650           1,613,750
                                                                    ______________      ______________
           Total liabilities                                            77,104,196          81,047,763
                                                                    ______________      ______________
Commitments and contingencies (Note 7)
Stockholders' equity
  Common stock, $.01 par value; authorized 40,000 shares;
     issued and outstanding 12,363 shares                                      124                 124
  Additional paid-in capital                                            19,078,281          19,078,281
  Retained earnings                                                     49,908,678          27,410,056
  Treasury stock, 25,325 shares, at cost                               (23,546,713)        (23,546,713)
  Accumulated other comprehensive income                                 1,276,164             654,529
                                                                    ______________      ______________
           Total stockholders' equity                                   46,716,534          23,596,277
                                                                    ______________      ______________
TOTAL                                                               $  123,820,730      $  104,644,040
                                                                    ______________      ______________




See notes to consolidated financial statements.

ALABAMA METAL INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                          2004                2003
NET SALES                                                             $288,354,096          $194,391,448
COST OF SALES                                                          209,766,110           158,982,640
                                                                    ______________        ______________
GROSS PROFIT                                                            78,587,986            35,408,808
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                            37,461,988            24,740,906
IMPAIRMENT CHARGES                                                          57,023             1,353,476
                                                                    ______________        ______________
OPERATING INCOME                                                        41,068,975             9,314,426
                                                                    ______________        ______________
INTEREST EXPENSE                                                         5,115,465             5,778,018
                                                                    ______________        ______________
INCOME BEFORE INCOME TAXES                                              35,953,510             3,536,408
INCOME TAXES                                                            13,454,888             1,511,943
                                                                    ______________        ______________
NET INCOME                                                              22,498,622             2,024,465
                                                                    ______________        ______________



See notes to consolidated financial statements.

ALABAMA METAL INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                                   Accumulated
                                                         Additional                                   Other
                                              Common      Paid-In       Retained      Treasury     Comprehensive
                                             Stock (1)    Capital       Earnings     Stock (2)     Income (Loss)    Total
BALANCE--December 31, 2002                 $      124   $19,078,281   $25,385,591   $(23,546,713)   $ (331,171)  $20,586,112
Comprehensive income:
  Net income                                              2,024,465                                                2,024,465
  Foreign currency translation adjustment                                                              985,700       985,700
                                                                                                                 ___________
      Total comprehensive income                                                                                   3,010,165
                                           __________   ___________   ___________   ____________    __________   ___________
BALANCE--December 31, 2003                        124    19,078,281    27,410,056    (23,546,713)      654,529    23,596,277
                                                                                                                 ___________
Comprehensive income:
  Net income                                                           22,498,622                                 22,498,622
  Foreign currency translation adjustment                                                              621,635       621,635
                                                                                                                 ___________
      Total comprehensive income                                                                                  23,120,257
                                           __________   ___________   ___________   ____________    __________   ___________
BALANCE--December 31, 2004                 $      124   $19,078,281   $49,908,678   $(23,546,713)   $1,276,164   $46,716,534
                                           __________   ___________   ___________   ____________    __________   ___________


(1) Par value $.01 per share; authorized 40,000 shares; issued and outstanding 12,363 shares, net of treasury shares

(2)  25,325 shares, at cost

See notes to consolidated financial statements.

ALABAMA METAL INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                             2004               2003
OPERATING ACTIVITIES:
  Net income                                                             $ 22,498,622         $2,024,465

  Adjustments to reconcile net income to net
        cash provided by operating activities:
    Depreciation and amortization                                           5,751,869          6,051,920
    Impairment of long-lived assets                                            57,023          1,353,476
    Amortization of debt discount                                             419,640            361,524
    Net recoveries on accounts receivable                                     (87,292)           (49,975)
    Deferred income taxes                                                   1,011,128             52,072
    Loss on disposal of property and equipment                                 39,922             13,354

  Changes in assets and liabilities which provided (used) cash:
    Accounts receivable                                                    (6,280,269)        (3,980,501)
    Income taxes receivable/payable                                        (6,987,943)         3,864,808
    Inventories                                                            (3,732,872)         3,082,477
    Prepaid expenses and other assets                                        (166,048)          (260,303)
    Accounts payable                                                        2,317,733          2,966,732
    Accrued expenses                                                        2,927,520            427,672
    Other                                                                    (156,788)           319,449
                                                                          ____________      ____________
           Net cash provided by operating activities                       17,612,245         16,227,170
                                                                          ____________      ____________
INVESTING ACTIVITIES:
  Capital expenditures                                                     (4,027,548)        (1,926,098)
  Acquistion of EMCI assets                                                (3,298,265)
  Proceeds from sale of property and equipment                              1,229,069             27,038
                                                                          ____________      ____________
           Net cash used in investing activities                           (6,096,744)        (1,899,060)
                                                                          ____________      ____________
FINANCING ACTIVITIES:
  Net payments under notes payable - revolver                              (6,084,128)       (10,992,943)
  Net principal payments on long-term debt                                 (4,510,502)        (3,125,391)
                                                                          ____________      ____________
           Net cash used in financing activities                          (10,594,630)       (14,118,334)
                                                                          ____________      ____________
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                                                         63,777            (10,153)
                                                                          ____________      ____________



                                                                     (Continued)

ALABAMA METAL INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                           2004               2003
NET INCREASE IN CASH AND CASH EQUIVALENTS              $   984,648          $  199,623
                                                       ___________          ___________
CASH AND CASH EQUIVALENTS - Beginning of year            1,535,383           1,335,760
                                                       ___________          ___________
CASH AND CASH EQUIVALENTS - End of year                $ 2,520,031          $1,535,383
                                                       ___________          ___________

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid for:

  Interest                                             $ 4,362,567          $5,249,595
                                                       ___________          ___________
  Income taxes                                         $19,800,473          $   72,797
                                                       ___________          ___________


See notes to consolidated financial statements.

                                                                     (Concluded)

ALABAMA METAL INDUSTRIES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation - The consolidated financial statements include the accounts of Alabama Metal Industries Corporation ("Amico") and its wholly-owned subsidiaries, AMICO Canada, Inc. ("Amico Canada"), Seasafe, Inc. ("Seasafe"), International Grating, Inc. ("IGI"), Klemp Corporation ("Klemp"), and Diamond Perforated Metals, Inc. ("Diamond") (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation. Balances denominated in foreign currencies for Amico Canada are translated using year-end exchange rates for balance sheet items and weighted average exchange rates for the year on income statement items.

     Nature of Operations - The Company manufactures and sells a variety of metal, fiberglass, and plastic products used primarily in the construction industry and in industrial applications. Sales are concentrated in the continental United States and Canada.

     As of December 31, 2004, 30% of the Company's hourly labor force was comprised of employees covered under collective bargaining agreements, none of which will expire in 2005.

     Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Cash Equivalents - The Company considers all highly liquid investments with original maturities of less than 90 days to be cash equivalents.

     Inventories - Inventories are stated at the lower of cost or market. The cost of raw materials and the raw material content of work-in-process and finished goods for Amico and Klemp are determined primarily using the last-in, first-out ("LIFO") method. Other inventory components and the inventory of Amico Canada, Seasafe, IGI, and Diamond are determined using the first-in, first-out ("FIFO") method. LIFO inventories comprise 76% and 71% of total inventory at December 31, 2004 and 2003, respectively.

     Property and Equipment - Property and equipment is recorded at acquisition cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Estimated useful lives are as follows:



     Buildings                                     15 to 40 years
     Leasehold improvements                         Term of lease
     Machinery and equipment                        5 to 12 years
     Furniture and fixtures                         3 to 10 years
     Vehicles                                        3 to 5 years


     Long-Lived Assets Excluding Goodwill - The Company evaluates the carrying value of long-lived assets, excluding goodwill, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows from such assets are less than their carrying value. In that event, a loss is recognized equal to the amount by which the carrying value exceeds the fair value of the long-lived assets. The Company periodically reviews the appropriateness of the estimated useful lives of its long-lived assets.

     Assets held for sale are those that meet the criteria established by Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and are reflected in the accompanying consolidated balance sheets at the lower of their carrying value or estimated fair value less costs to dispose (see Note 3).

     Goodwill - Goodwill represents the excess of the cost of net assets acquired in business combinations over their fair value. Effective January 1, 2002, goodwill is no longer amortized but reviewed for impairment annually or more frequently if certain indicators arise. Additional information regarding the Company's adoption of SFAS No. 142, Goodwill and Other Intangible Assets, is presented in Note 4.

     Income Taxes - In accordance with SFAS No. 109, Accounting for Income Taxes, the Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets represent items to be used as a tax deduction or credit in future tax returns for which the Company has already properly recorded the tax benefit in the statement of operations. To the extent the inability to realize a deferred tax asset is assessed as more likely than not, a valuation allowance is established against the deferred tax asset.

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Staff Position No. 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction of Qualified Production Activities Provided by the American Jobs Creation Act of 2004 ("FSP FAS 109-1"). FSP FAS 109-1 states that the qualified production activities deduction should be accounted for as a special deduction and the special deduction should be considered in measuring deferred taxes when graduated tax rates are a significant factor and assessing whether a valuation allowance is necessary. The Company is currently evaluating the effects FSP FAS 109-1 will have on its consolidated financial statements.

     In December 2004, the FASB issued Staff Position No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 ("FSP FAS 109-2"). FSP FAS 109-2 provides for a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. The Company is currently evaluating the effects FSP FAS 109-2 will have on its consolidated financial statements and expects to complete its assessment during 2005.

     The Company has undistributed earnings in its Canadian subsidiary totaling approximately $4,942,000 for which taxes have not been provided pursuant to Accounting Principles Board Opinion No. 23, Accounting for Income Taxes - Special Areas ("APB 23"). The Company considers all of the investments to be permanently reinvested as the funds will be utilized for ongoing operations of its Canadian subsidiary. The Company has the ability to keep the profits in Canada as it is generating sufficient operating cash flow in the United States.

     Workers' Compensation Claims - The Company maintains self-insurance programs for claims for employee health and workers' compensation and records reserves for expected claims, including an actuarially determined estimate of incurred but not reported claims, on a discounted basis (see
     Note 7).

     Fair Value of Financial Instruments - The Company's financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued expenses, and interest-bearing debt. The fair value of the Company's fixed rate debt as of December 31, 2004 and 2003 approximates its carrying value given the interest rate environment and the Company's risk profile. The fair value of the remaining debt approximates its carrying value due to the variable nature of the associated interest rates. The fair value of the Company's other financial instruments approximates the carrying values reflected in the accompanying consolidated balance sheets at December 31, 2004 and 2003, primarily because of the short-term nature of these instruments.

     Recently Issued Accounting Pronouncements - In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 provides guidance to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, and should be applied prospectively. The Company is currently evaluating the impact of adopting SFAS No. 151 on its consolidated financial statements.

     In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets (an amendment of APB Opinion No. 29). SFAS No. 153 requires that exchange transactions that lack commercial substance be measured based on the recorded amount less impairment and not on the fair value of the exchanged assets. Exchange transactions that lack commercial substance are transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement becomes effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material effect on the Company's consolidated financial statements.

     Revenue Recognition - Revenue from sales of the Company's products is recognized upon shipment to the customer when there is persuasive evidence of an arrangement, the product price is fixed or determinable, and collection of the resulting receivable is reasonably assured. The Company has no postdelivery obligations, and product returns are reasonably estimable. The Company records amounts billed to customers for shipment of goods as a component of net sales. The related costs associated with shipping and handling are recorded as cost of sales. Sales returns, discounts and allowances are treated as reductions to sales in the period the related sales are recorded.

     Comprehensive Income - Comprehensive income is computed in accordance with SFAS No. 130, Reporting Comprehensive Income. During 2004 and 2003, comprehensive income consists of the Company's gain (loss) on foreign currency translation and net income.

2.   INVENTORIES

     Inventories at December 31, 2004 and 2003 consist of the following:



                                               2004                 2003
     Raw materials                            $  6,266,275         $  9,359,403
     Work-in-process                               629,972              611,512
     Finished goods                             22,838,493           15,355,159
                                              ____________         ____________
     Total                                      29,734,740           25,326,074
                                              ____________         ____________



     If the FIFO method of inventory accounting had been used for inventory valuation purposes instead of the LIFO method, inventories would have increased by $15,855,170 and $2,019,942 at December 31, 2004 and 2003,
     respectively.

     During 2004 and 2003, the liquidation of LIFO inventory layers decreased cost of sales by $1,020,268 and $322,854, respectively.

3.   PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2004 and 2003 consists of the following



                                                            2004                 2003
     Land                                                  $   2,155,210        $   2,431,955
     Buildings and leasehold improvements                     15,485,273           15,682,826
     Machinery and equipment                                  70,335,891           68,750,706
     Furniture and fixtures                                    4,118,541            3,806,816
     Vehicles                                                    872,057              779,721
     Construction-in-progress                                  5,132,370            1,366,440
                                                           _____________         ____________
     Total                                                    98,099,342           92,818,464
     Less accumulated depreciation and amortization           54,826,605           50,174,215
                                                           _____________         ____________
     Property and equipment - net                          $  43,272,737         $ 42,644,249
                                                           _____________         ____________



     During the year ended December 31, 2003, the Company recorded pretax impairment charges in accordance with SFAS No. 144 of $1,353,476. Impairment charges of $1,276,303 related to property and equipment used in the Company's Klemp operations that were classified as held for sale in the accompanying 2003 consolidated balance sheet. The balance of the impairment charges related to property and equipment that are no longer of use to the Company's Seasafe operations or any other operations of the Company. Impairment charges recorded in 2004 relate to certain assets of Amico Canada. In 2004, the Klemp assets classified as held for sale were sold with no additional loss realized. As of December 31, 2004, certain other assets of the Amico operations have been classified as held for sale.


4.   GOODWILL

     On January 1, 2002, the Company adopted SFAS No. 142 and, accordingly, discontinued goodwill amortization. In accordance with SFAS No. 142, the Company is required to complete an annual impairment test. The Company determined fair value as of January 1, 2004 and 2003, by averaging the results of a discounted cash flow model, a guideline company model, and a transaction model. The estimated fair value from this evaluation exceeded the carrying value of the net assets indicating goodwill was not impaired.


5.   NOTES PAYABLE - REVOLVER AND LONG-TERM DEBT

     Notes Payable - Revolver - In September 1999, the Company executed a $69.25 million revolving and term loan agreement, which expires in September 2005. The revolving line of credit provides for borrowings (including letters of credit) up to 50% to 85% of the Company's eligible receivables and inventories, as defined, not to exceed $36 million ($28.6 million in borrowing capacity at December 31, 2004). Interest is payable under the revolving line of credit at a variable rate, as defined in the agreement (ranging from 3.10% to 4.41% and 3.65% to 4.75% at December 31, 2004 and 2003, respectively). The revolving line of credit outstanding as of December 31, 2004 and 2003 is secured by eligible receivables and inventories referred to above. The term loan is included in long-term debt at December 31, 2004 and 2003.

     Long-Term Debt--Long-term debt at December 31, 2004 and 2003 consists of the following:



                                                                              2004             2003
     Term loan to bank, due in six quarterly installments of
       $500,000 (plus interest ranging from 3.93% to 5.25%),
       with a final installment of $10,188,513 due December 2005              $  11,188,503    $ 15,350,000

     Subordinated note payable to bank, bearing interest at a
       fixed rate of 12%, net of an unamortized discount of
       $761,758 and $1,181,401 at December 31, 2004 and
       2003, respectively (interest payable quarterly,
       principal due December 2008)                                              26,238,241      25,818,598

     Installment loan, bearing interest at prime plus 1.75% per annum, due in monthly payments of $27,400 through
       May 2007, plus interest                                                      990,111       1,227,248
                                                                              _____________    ____________
     Total                                                                       38,416,855      42,395,846
     Less current portion                                                        11,517,198       2,305,870
                                                                              _____________    ____________
     Total long-term debt                                                     $  26,899,657    $ 40,089,976
                                                                              _____________    ____________




     Borrowings under the revolving and term loan agreement are collateralized by substantially all of the assets of the Company.

     As part of the Company's financing agreement with one of its lenders, the Company granted the bank 585 common stock warrants in 1999 and 1,171 common stock warrants in 1998. Each warrant is exercisable for a period of ten years. Upon exercise, each warrant may be exchanged for one share of the Company's common stock for $1 per share. These warrants were recorded at their estimated fair value at the date of issue and are reflected as a debt discount and additional paid-in capital in the accompanying consolidated financial statements.

     Covenants under certain credit arrangements require the Company to maintain specified levels of tangible net worth, fixed charge coverage, capital expenditures and consolidated debt to earnings before interest, taxes, depreciation and amortization. At December 31, 2004, the Company was not in compliance with the covenant limiting annual capital expenditures. The Company has obtained waivers of this noncompliance from its lenders.


     Scheduled maturities of long-term debt at December 31, 2004 are as follows:




     Year Ending
     December 31

     2005                                         $  11,517,198
     2006                                               328,685
     2007                                               332,730
     2008                                            27,000,000
     2009
                                                   ____________
     Total                                           39,178,613
     Less unamortized discount                          761,758
                                                   ____________
     Total                                         $ 38,416,855

                                                   ____________

6.   INCOME TAXES

     Provision for income taxes for the years ended December 31, 2004 and 2003 consist of the following:



     2004                   Total             Federal            State            Foreign
     Current           $ 12,443,760       $  9,490,612        $ 1,699,738       $ 1,253,410
     Deferred             1,011,128          1,357,808           (236,708)         (109,972)
                       ____________       ____________        ___________       ___________
     Total             $ 13,454,888       $ 10,848,420        $ 1,463,030       $ 1,143,438
                       ____________       ____________        ___________       ___________





     2003                 Total             Federal              State            Foreign
     Current           $ 1,459,871        $  1,206,893        $   287,851       $  (34,873)
     Deferred               52,072             (26,940)           (13,489)          92,501
                       ____________       ____________        ___________       ___________
     Total             $ 1,511,943        $  1,179,953        $   274,362       $   57,628
                       ____________       ____________        ___________       ___________



     Income tax expense exceeds the amount computed by applying the statutory rate of 35% as follows:



                                                       2004               2003
     Federal tax at statutory rate                   $ 12,562,354          $ 1,201,342
     State tax - net of federal benefit                   768,337              226,716
     Foreign tax in excess of domestic rate                   210                  151
     Nondeductible items:
       Meals and entertainment                             61,461               46,730
       Other                                               62,526               37,004
                                                     ____________          ___________
                                                     $ 13,454,888          $ 1,511,943
                                                     ____________          ___________



     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities at December 31, 2004 and 2003 are as follows:




                                                               2004              2003
     Deferred tax assets:
       Allowance for doubtful accounts                        $     65,899      $   126,033
       Vacation accrual                                            413,848           248,662
       Inventory overhead capitalization                           673,354           428,252
       Reserve for insurance claims                                779,649           683,060
       Deferred financing costs                                    315,102           444,858
       Net operating loss carryforwards                            313,415           594,784
       Other                                                       298,396           626,886
                                                              ____________      ____________
     Total deferred tax assets                                   2,859,663         3,152,535
       Valuation allowance                                        (313,415)         (594,784)
                                                              ____________      ____________
     Deferred tax assets, net of valuation allowance             2,546,248         2,557,751
                                                              ____________      ____________
     Deferred tax liabilities:
       Property and equipment                                    6,866,778         5,745,779
       Intangible amortization                                     575,044           696,418
                                                              ____________      ____________
     Total deferred tax liabilities                              7,441,822         6,442,197
                                                              ____________      ____________
     Net deferred tax liability                               $ (4,895,574)     $ (3,884,446)
                                                              ____________      ____________



     At December 31, 2004, the Company had state net operating loss carryforwards of approximately $8,036,272, which if not utilized, will begin expiring at various dates through 2017. The tax benefit of these loss carryforwards has been fully reserved with a valuation allowance of $313,415 at December 31, 2004. At December 31, 2003, the valuation allowance was $594,784. During 2004, the Company decreased the valuation allowance by $281,369 due to the utilization of state net operating loss carryforwards. During 2003, the Company increased the valuation allowance by $40,187 to provide for state net operating loss carryforwards that will more likely than not expire unrealized. The valuation allowance can be adjusted in future periods as the probability of realization of the net operating loss carryforward asset changes.


     The above amounts are reflected in the accompanying consolidated balance sheets as:



                                                2004                2003
     Current assets                         $  1,167,247        $     527,989
     Noncurrent liabilities                   (6,062,821)          (4,412,435)
                                            ____________        _____________
     Net deferred tax liability             $ (4,895,574)       $  (3,884,446)
                                            ____________        _____________



7.   COMMITMENTS AND CONTINGENCIES

     Leases - The Company leases certain vehicles, equipment, and buildings under long-term lease agreements.

     Future minimum lease payments under all operating leases with initial or remaining noncancelable lease terms of more than one year are as follows:



     Year ending
     December 31

     2005                                                $  1,736,248
     2006                                                   1,404,042
     2007                                                   1,062,444
     2008                                                     778,051
     2009                                                     662,834
     Thereafter                                             4,439,568
                                                         ____________
     Total payments                                      $ 10,083,187
                                                         ____________



     Total rent expense was approximately $2,553,717 and $2,542,275 for the years ended December 31, 2004 and 2003, respectively.

     Self-Insurance - The Company maintains self-insurance programs for claims for employee health and workers' compensation. The Company has re-insurance which limits its liability to $250,000 per occurrence and to $2,200,000 and $2,100,000, respectively, in the aggregate annually for 2004 and 2003 for workers' compensation. At December 31, 2004 and 2003, the Company has accrued $2,004,240 and $1,800,000, respectively, for its actuarially estimated workers' compensation liability. The recorded reserves have been discounted at 3% as of December 31, 2004 and 2003. In addition, the Company has funded an $850,000 certificate of deposit to the benefit of the insurance company to cover workers' compensation claims which is reflected as a component of other long-term assets in the accompanying consolidated balance sheets.

     Litigation - The Company is subject to legal proceedings and claims which have arisen in the ordinary course of business. In the opinion of management and legal counsel, the amount of the ultimate liabilities with respect to these actions will not materially affect the consolidated financial statements of the Company.

8.   EMPLOYEE BENEFIT PLANS

     The Company sponsors a profit sharing 401(k) plan covering substantially all employees with the exception of employees covered by a collective bargaining agreement with the Iron and Steel Workers Union. Employer contributions are made each year out of the Company's current or accumulated net profits at the discretion of the Board of Directors. The employer profit-sharing contribution was approximately $861,000 and $87,000 in 2004 and 2003, respectively.

     The Company makes contributions to a multi-employer qualified defined benefit fund for certain employees covered by union agreements at the Birmingham plant. Contributions of forty-three cents per hour worked are required for the defined benefit plan. The Company's liability is limited to the required contribution. Employer contributions were approximately $204,000 and $187,000 for this plan in 2004 and 2003, respectively.

     Pursuant to the Company's Stock Incentive Plan, options to purchase 1,956 shares of common stock were granted to certain key employees in 1996. The options vested over a two year period and expire fifteen years from the grant date. The Company applied the provisions of APB No. 25, Accounting for Stock Issued to Employees, and did not recognize any compensation expense for these awards over the vesting period as the exercise price ($1,127.40) at the date of grant was equal to the estimated fair value of a share of the Company's common stock. Under the Plan, there are no additional options available for grant.


9.   ACQUISITION

     In 2004, the Company purchased certain assets of Expanded Metal Company of Indiana ("EMCI"), an expanded metal manufacturer. The total cost of the acquisition was $3,298,265 and consisted of machinery and equipment, inventories, and accounts receivable. The Company has incorporated these assets into its existing manufacturing facilities.


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